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                                                                 EXHIBIT 11


                       DEP CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED STATEMENTS OF
                      COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)




                                                             Three Months Ended          Nine Months Ended
                                                                  April 30,                   April 30,
                                                            --------------------        -------------------
                                                              1995        1994           1995        1994
                                                            --------     -------        -------     -------
Primary:
Net income (loss)                                           ($26,870)      $258        ($27,615)    ($4,343)
                                                            ========      =====        ========     =======
Shares:
Weighted average shares outstanding                            6,245      6,231           6,244       6,226
Shares issuable from assumed exercise of
  outstanding options                                              -          8               -          28
                                                            --------      -----        --------     -------
Adjusted weighted average shares outstanding                   6,245      6,239           6,244       6,254
                                                            ========      =====        ========     =======
Income (loss) per share                                       ($4.30)     $0.04          ($4.42)     ($0.69)
                                                            ========      =====        ========     =======


Fully diluted shares are not shown because there is no difference between primary and fully diluted.